Exhibit 99.1

Perceptron Announces Preliminary First Quarter FY2015 Results;

Reiterates Full Year Outlook and Schedules First Quarter

Conference Call/Webcast for Thursday, November 6, 2014

PLYMOUTH, MI, October 23, 2014 – Perceptron, Inc. (NASDAQ: PRCP) today announced preliminary first quarter fiscal 2015 results, reiterated the Company’s full year outlook and scheduled the final first quarter release and conference call/webcast.

Preliminary First Quarter Results and Comment on Full Year Outlook

While still finalizing its financial results for the first quarter that ended September 30, 2014, Perceptron expects revenue for the quarter to be approximately $11.2 million with a net loss, for the quarter, to be significantly larger than the loss reported in the first quarter of 2014. Reiterating its outlook for fiscal 2015, management remains confident that revenue for the full year will show strong growth compared with fiscal 2014, and that the higher full year revenue will drive improved profitability in fiscal 2015 over the level reported for fiscal 2014.

Jeff Armstrong, President and CEO, observed, "We had anticipated first quarter revenue would be the lowest of the fiscal year, but are disappointed that we are below our first quarter 2014 level. This is primarily a timing issue and our second quarter revenue is expected to recover to a level consistent with meeting our full year revenue and profit growth guidance. We continue to see significant demand for our products, with record bookings in the first quarter. Our backlog, which is very secure, will approach $50 million at the end of the first quarter and gives us confidence in our forecasted organic growth for fiscal year 2015. First quarter revenue was impacted by project delays that moved revenue into the second quarter and by the strength of the dollar, which reduces our overseas revenue, the source of more than 55 percent of our total sales.”

"Our management team continues to move forward with the strategic plan we laid out in the spring; a plan designed to expand revenues and increase shareholder value over the longer term.  We expect solid contributions over the next several years from each of the four elements of the plan: continuing to expand profitability in our core markets, pursuing prudent diversification, extending our technological leadership, and maintaining fiscal discipline to ensure strong profitability,” Armstrong added.

First Quarter Release and Conference Call/Webcast Schedule

Perceptron will hold its conference call/webcast to discuss first quarter fiscal 2015 financial results on Thursday, November 6, at 10:00 AM (ET). Perceptron plans to release final financial results for the first quarter after the market closes on Wednesday, November 5.

The call/webcast will be available via:

Webcast	http://www.visualwebcaster.com/event.asp?id=100723
Conference Call	888 505-4369 (domestic callers) or

719 325-2323 (international callers)

Conference ID	5057897

A replay will be posted to the Company's website after the conference call concludes.

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

October 23, 2014

About Perceptron

Perceptron develops, produces, and sells non-contact 3D machine vision solutions for measurement, inspection, and robot guidance in industrial applications. Manufacturing companies throughout the world rely on Perceptron's hardware and software solutions to help them manage their complex manufacturing processes to improve quality, shorten product launch times and reduce costs. Perceptron also offers Value Added Services such as training and customer support services. Headquartered in Plymouth, Michigan, Perceptron has approximately 250 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, Singapore, China, and India. For more information, please visit www.perceptron.com.

Perceptron, Inc.

47827 Halyard Drive

Plymouth, Michigan 48170

734 414-6100

Contact:

Heather Wietzel

Lambert, Edwards & Associates

investors@perceptron.com

616 233-0500

Safe Harbor Statement

Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including the Company’s expectation as to its fiscal year 2015, and future new order bookings, revenue, expenses, income and backlog levels, trends affecting its future revenue levels, the rate of new orders, the timing of revenue and income from new products which we have recently released or have not yet released, and the timing of the introduction of new products. When we use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “prospects” or similar expressions, we are making forward-looking statements. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed from time to time in our reports filed with the Securities and Exchange Commission, including those listed in “Item 1A – Risk Factors” of the Company’s Annual Report on Form 10-K for fiscal 2014. Other factors not currently anticipated by management may also materially and adversely affect our financial condition, liquidity or results of operations. Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise. The Company's expectations regarding future bookings and revenues are projections developed by the Company based upon information from a number of sources, including, but not limited to, customer data and discussions. These projections are subject to change based upon a wide variety of factors, a number of which are discussed above. Certain of these new orders have been delayed in the past and could be delayed in the future. Because the Company's products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line. In addition, because the Company's products have shorter lead times than other components and are required later in the process, orders for the Company's products tend to be issued later in the integration process. A significant portion of the Company’s projected revenues and net income depends upon the Company’s ability to successfully develop and introduce new products, expand into new geographic markets and successfully negotiate new sales or supply agreements with new customers. Because a significant portion of the Company’s revenues are denominated in foreign currencies and are translated for financial reporting purposes into U.S. Dollars, the level of the Company’s reported net sales, operating profits and net income are affected by changes in currency exchange rates, principally between the U.S. Dollar, Euro, Chinese Yuan and Japanese Yen. Currency exchange rates are subject to significant fluctuations, due to a number of factors beyond the control of the Company, including general economic conditions in the United States and other countries. Because the Company’s expectations regarding future revenues, order bookings, backlog and operating results are based upon assumptions as to the levels of such currency exchange rates, actual results could differ materially from the Company’s expectations.